Exhibit 10.17

OPERATING AGREEMENT
OF
ODORSTAR TECHNOLOGY, LLC
a Florida Limited Liability Company

(Adopted Effective as of May 4, 2010)

The undersigned Members of ODORSTAR TECHNOLOGY, LLC, a Florida limited liability company (“Company”), hereby adopt the following Limited Liability Company Agreement (“Agreement”) which shall govern and control the management and regulation of the affairs of the Company, effective as of May 4, 2010 (“Effective Date”).

Preliminary Statement

A.  The Company was formed on December 16, 2009, pursuant to a Articles of Organization filed as of such date (“Certificate”).

B.   The Company is desirous of adopting this Agreement as its Operating Agreement, effective as of the Effective Date herein.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

RECITALS; DEFINED TERMS

Recitals.  The foregoing recitals are true and correct in every respect and are incorporated by reference into this Agreement.

Defined Terms.  The following capitalized terms shall have the meanings as set forth in this Section 1.2.  Capitalized terms defined in the introductory paragraph or recitals or elsewhere in this Agreement shall have the meanings assigned to them at the place first defined.

“Act” shall mean the Florida Limited Liability Company Act, as amended from time-to-time.

“Affiliate” shall mean, with respect to a specified Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with, the specified Person.

“All Members” shall mean those Members who, in the aggregate, hold 100% of the Member Interests.

“Available Net Cash Flow” shall mean all cash received by the Company during any taxable year, less all cash disbursements made by the Company during such year, and less such reserves for repairs, replacements, working capital, contingencies and anticipated obligations (including debt service and capital improvements), as the Managing Members shall deem reasonably necessary.  Available Net Cash Flow shall not include Capital Contributions but shall be increased by the reduction of any reserve previously established.

“BBL” shall mean BBL Distributors, LLC, a New Jersey limited liability company.

“Capital Account” shall mean the account established and maintained by the Company for each Member, as set forth in Section 3.5 hereof.

“Capital Contributions” shall mean with respect to any Member, the amount of money and the initial fair market value of any other property contributed to the Company by such Member with respect to the Membership Interest acquired or held by such Member (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time-to-time, or any corresponding provision of any succeeding law.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities representing at least fifty-one (51%) per cent of the Member Interests, by contract or otherwise.

“Distribution” means cash, cash equivalents or other assets distributed to Members by Company.

“Manager” shall mean Ocean Bio- Chem, Inc., or such other person as may be appointed to serve as Manager of the Company pursuant to and in accordance with Section 6.1 or 6.3 hereof.  The Members hereby agree that for so long as they are both Members, certain actions taken by Manager as set forth in Section 6.2 herein shall require the consent and written approval of both Members and, except as hereinafter provided, no other Person than the Manager shall have any right to participate in the business or affairs of the Company or to bind the Company or to execute documents that legally bind the Company in any way.

“Members” shall mean each Person signing this Agreement and identified on Exhibit “A” attached hereto, and any other Person(s) who subsequently become Members of the Company in accordance with this Agreement.

“Member Interest” shall mean the percentage economic and voting interest of a Member in the Company, as set forth in Exhibit “A” attached hereto and made a part hereof, which percentage interest may be changed consistent with Section 3.2 hereof.  Member voting rights shall be proportionate to the Member Interest of the Members.

“Minimum Distributions of Available Net Cash Flow” is defined in Section 5.1.

“OBCI” shall mean Ocean Bio-Chem, Inc., a Florida corporation.

“Person” shall mean a natural person, corporation, association, partnership, joint venture, limited liability company, trust or other form of entity.

“Profits” and “Losses” shall mean the taxable “income” or “losses,” respectively, of the Company for each of its taxable years as determined for Federal income tax purposes in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in the taxable income or loss).

GENERAL PROVISIONS

Formation.  The Company was formed on December 16, 2009, as a Florida liability company pursuant to the provisions of the Act.

Name of Company.  The name of the Company is ODORSTAR TECHNOLOGY, LLC  The Company may do business under that name or such other name as all Members may from time-to-time determine.  If the Company does business under a name other than that set forth in its Certificate, the Company shall file a fictitious name certificate as required by local law.

Place of Business.  The Company’s principal place of business shall initially be at 4041 SW 47th Avenue, Fort Lauderdale, FL 33314, or at such other place or places as the Members may from time-to-time determine.

Purpose.  The purpose of the Company is:  (a) to own and operate a business holding patents for the manufacture, packaging and sale of unique anti-mold, anti-bacterial products as described on Exhibit B attached hereto; (b) to exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein; and (c) to engage in any other lawful business activities allowed under the Act, as may be deemed by all Members to be in the best interests of the Company.

Term.  The Company shall continue in existence until the Company is dissolved in accordance with the provisions set forth in the Certificate or, if earlier, upon the occurrence of an Event of Dissolution, as set forth in Section 10.1 hereof.

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; LOANS

Initial Capital Contributions.  The Members hereby confirm that as their initial Capital Contributions to the Company, they will make contributions as set forth on Exhibit “A” attached hereto and made a part hereof, in exchange for their respective Member Interests.

Additional Capital Contributions.  Upon unanimous consent, the Members may make additional Capital Contributions to the Company to the extent required by the business of the Company, in which case any such additional Capital Contributions shall be made in proportion to the Member’s respective Member Interests.  The Members shall attempt to obtain additional financing as required by the business and the Company through loans in accordance with the provisions of Sections or 3.6 or 3.7.  Failing the ability to obtain necessary loans, if the Members unanimously agree, the Members shall contribute equal amounts to the capital of the Company to the extent required.  If a Member is unwilling or unable to contribute such additional monies, the other Member may still contribute and, in such event, the additional monies shall be considered a loan to the business to be repaid with interest at 5% over prime in two (2) years (with prepayment permitted).

If Member has lent monies to the Company pursuant to paragraph 3.2 hereof, such amount must be repaid, with interest within two (2) years of the date of the loan.  Repayment of the interest on, and principal of, the loan shall take precedence over any distributions of cash to the Members.

If the loan, and interest thereon, is not repaid within two (2) years, then the lending Member shall have the right, within 15 days after the date on which the loan was to be repaid to demand an adjustment of the Member Interests so that the percentage interest of the Members shall reflect the monies contributed by each Member to the Company (after conversion of the overdue loan to equity).  The recalculation shall be a fraction, the numerator of which is the total amount of all capital contributions (including the converted loans) to the Company by the Member and the denominator of which is the total amount of all capital contributions (and converted loans) made to the Company by all Members.

The recalculation of the Member Interests set forth in Section 3.2(b) shall not be affected in any way by the prior distribution, if any, to the Members of any capital contributed to the Company, nor shall it be affected by the repayment in whole or in part of any loans made by the Members to the Company.

All non-Contributing Members shall execute and deliver such documents as may be necessary to effectuate any adjustments of Member Interests pursuant to Section 3.2(b) hereof. Notwithstanding any failure of a non-Contributing Member to tender any such documents, upon the failure of a Member to make an additional Contribution as provided herein, the Member Interests of the Members in the Company shall be adjusted automatically as provided herein, and all references herein to a Member’s “Member Interest” shall thereafter be deemed to mean his Member Interest as adjusted pursuant to this Section 3.2.

No Interest on Capital Contributions.  Members shall not be paid interest on their Capital Contributions.

Return of Capital Contributions; No Partition.  Except as otherwise provided in this Agreement, no Member shall be entitled to a return of the Capital Contributions made by such Member until the full and complete winding-up and liquidation of the business and affairs of the Company.  No Member shall have the right to bring any action for partition against the Company with respect to its property, or to demand and receive property other than cash in return for its Capital Contributions, and each Member waives any such rights.

Capital Accounts.  The Company shall establish and maintain for each Member a Capital Account which shall be: (a) credited with the amount of that Member’s Capital Contributions as and when made; (b) credited or debited, as the case may be, with that Member’s allocated share of the Company’s Profits and Losses; (c) debited with the amount of any distributions to that Member; (d) debited with the amount of the Member’s allocable share of items of the Company described in Section 705(a)(2)(B) of the Code; and credited or debited with any other adjustments required under Treasury Regulations Section 1.704-1(b). If any interest in the Company is transferred in accordance with the terms of this Operating Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.  The foregoing provisions and the other provisions of this Operating Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

Third Party Loans.

Each of the Members agrees to and shall, to the extent required by the lending institution, provide a guarantee of half of the amount required to be guaranteed on each and every loan made to the Company.  The Members shall be liable among themselves only in proportion to their respective Member Interests at the time payment is made under such guarantees, and to the extent that any Member/owner sustains a loss in excess of its/his proportionate share of such indebtedness, such Member/owner shall have a right of contribution from and against the other Member in proportion to such Member’s Member Interest.  In such event, the Member entitled to contribution shall automatically have a contractual lien upon any and all future distributions from the Company to the other Member to the extent of such other Member’s contribution obligation.  The Managing Members shall, from time to time as provided in this Agreement, distribute to the Member entitled to such contribution all amounts otherwise distributable to such other Member pursuant to this Agreement until the contribution obligations of such Member have been satisfied in full.

If any guarantee of such loans is provided by a Member or an Affiliate of such Member, then if the actions or inactions of such guarantor are the direct and proximate cause of the lending institution declaring the loan to be in default, then the applicable Member shall be liable to the Company and the other Member for any and all damages resulting therefrom.

ALLOCATION OF PROFITS AND LOSSES

Allocation of Profits or Losses.  Except as otherwise provided in Section 4.2, below, Profits or Losses of the Company for any taxable year thereof shall be allocated among the Members, as follows:

Profits.  Profits shall be allocated among the Members, pro rata, in accordance with their respective Member Interests.

Losses.  Losses shall be allocated among the Members, pro rata, in accordance with their respective Member Interests.

Other Allocation Rules.

Limitation on Loss Allocations.  Company Losses allocated to any Member pursuant to Section 4.1, above, shall not exceed the maximum amount of losses that can be so allocated without causing the Capital Account of such Member to have a deficit Capital Account balance (after taking into account reductions to such Capital Account balance pursuant to Treasury Regulations Sections 1.704-1(b)(ii)(d)(4), 1.704-1(b)(ii)(d)(5), and 1.704-1(b)(ii)(d)(6)) which exceeds the sum of (i) the amount of such deficit the Member is obligated to restore, and (ii) the amount of such deficit the Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).

Qualified Income Offset.  If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) which results in such Member having a deficit Capital Account balance, or otherwise has a deficit Capital Account balance, which exceeds the sum of (i) the amount of such deficit the Member is obligated to restore, and (ii) the amount of such deficit the Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member will be specially allocated items of income and gain of the Company in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in such Member’s Capital Account as quickly as possible.  Any special allocation made pursuant to this Section 4.2(b) shall be taken into account for purposes of determining subsequent allocations of income and losses, so that the total allocations will, to the extent possible, equal the allocations which would have been made if this Section 4.2(b) had not previously applied.

Minimum Gain Chargeback.  Except as otherwise set forth in Treasury Regulations Section 1.704-2(f), and notwithstanding any other provision of this Article IV, if, during any taxable year of the Company, there is a net decrease in Company minimum gain (within the meaning of Treasury Regulations Section 1.704(2)(d)), each Member shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Member’s share of the net decrease in Company minimum gain, as determined in accordance with Treasury Regulations Section 1.704-2(g).  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 4.2(c) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

Non-recourse Deductions.  Non-recourse deductions (as such term is defined in Treasury Regulations Section 1.704-2(b)), if any, for any taxable year or other period shall be allocated among the Members in proportion to their respective Member Interests.

Member Non-recourse Deductions.  Any Member non-recourse deductions (within the meaning of Treasury Regulations Section 1.704-2(i)) for any taxable year or other period shall be specially allocated to the Member who bears the risk of loss with respect to the Member non-recourse debt (within the meaning of Treasury Regulations Section 1.704-2(b)(4)) to which such Member non-recourse deductions are attributable, in accordance with Treasury Regulations Section 1.704-2(i).

Member Non-recourse Debt Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, and notwithstanding any other provision of this Article IV, if there is a net decrease in Member non-recourse debt minimum gain (within the meaning of Treasury Regulations Section 1.704-2(i)(3)) attributable to a Member non-recourse debt (within the meaning of Treasury Regulations Section 1.704-2(b)(4)) during any Company taxable year, each Member who has a share of that Member non-recourse debt minimum gain attributable to such Member non-recourse debt (as determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of the year shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in the Member non-recourse debt minimum gain attributable to such Member non-recourse debt, as determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  The items to be so allocated shall be determined in a manner that is consistent with the provisions of Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations.  This Section 4.2(f) is intended to comply with the Member non-recourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

Code Section 704(c) Allocations.  To the extent required under Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take into account the difference, if any, between the tax basis of the property to the Company and its fair market value at the time of contribution to the Company.

Compliance with Treasury Regulations.  It is the intention of the Members that the allocations of income and losses hereunder have substantial economic effect in accordance with the requirements set forth in the Treasury Regulations promulgated under Section 704(b) of the Code.  Accordingly, allocations not specifically provided for in this Agreement shall be made in such manner as shall conform to the allocation rules and principles set forth in such Treasury Regulations as in effect from time to time, and the Capital Accounts of the Members shall be maintained in accordance with the provisions hereof construed and interpreted in light of such Treasury Regulations.

DISTRIBUTIONS

Distributions of Available Net Cash Flow.  Available Net Cash Flow during any taxable year of the Company shall be distributed periodically to the Members in accordance with their respective Member Interests, at such times and in such amounts as determined by the Managing Members, to the extent such distributions are permitted under the Act; provided, no distributions shall be made to Members unless the Company has a current ratio in excess of 1.5 to 1 and any distributions shall not reduce the Company’s current ratio below 1.5 to 1, provided however, that each Member shall receive quarterly Minimum Distributions of Available Net Cash Flow (as modified below) in an amount which is no less than the product of: (a) the highest effective combined Federal and Florida State Income Tax rate imposed on the ordinary income of corporations or individuals, whichever is higher; and (b) the Company’s estimated taxable income for Federal income tax purposes allocable to such Member for the calendar quarter coincident with or immediately preceding the date of distribution of such year (“Minimum Distribution Requirement”).  For purposes of this Minimum Distribution Requirement, the term “Available Net Cash Flow” shall not be reduced by the establishment of reserves for repairs, replacements, debt service, capital improvements, working capital or other contingencies of the Company.

Liquidating Distributions.  Distributions in connection with the dissolution and winding up of the Company shall be made in accordance with Section 10.2 hereof.

MANAGEMENT OF THE COMPANY

Management.  The Manager shall have responsibility for the specific functions as outlined below and shall be required to devote its best efforts to the business and affairs of the Company, subject to the oversight of the Members.

Rights and Powers of Manager.  The Manager’s rights and powers are summarized below:

Apply for any licenses, patents, trademarks or copyrights, maintain all filings of patents and licenses on a timely basis, and keep all intangible assets of the Company in good standing;

Apply for any EPA registrations, maintain all filings of EPA registrations on a timely basis, and keep all EPA registrations in good standing;

Execute any agreements for the manufacture of product from Kinpak, Inc.;

Distribute funds to the Members in accordance with the provisions hereof;

Negotiate with third parties for the licensing of Odorstar patents;

Recommend new business opportunities to partners of Odorstar;

Be active in trade associations and attend applicable trade shows;

Coordinate sales and purchases of products with joint venture partners; and

Approve expenditures as they relate to the Company.

Appointment and Tenure of Manager.  Manager shall serve until the first of the following occurs:  (a) resignation or removal as Manager; (b) such Manager resigns; or (c) the bankruptcy of Manager.  A Manager may be removed at any time, by the Member(s) who, individually or in the aggregate, own(s) at least fifty-one percent (51%) of the total Member Interests in which case the replacement Manager shall be appointed by both Member(s).

Compensation of Manager; Reimbursement for Expenses.  The Manager shall not be entitled to receive compensation from the Company for the performance of its duties and responsibilities contained herein.  The Company shall reimburse the Manager for all reasonable expenses incurred by it, or its principals in connection with and arising out of its performance of its duties and responsibilities contained herein, provided that such expenses are supported by adequate documentation.

Banking.  Until changed by agreement of the parties, all checks in excess of $10,000 shall require two signatures, one from BBL and one from OBCI.

Indemnification.  The Company shall defend, indemnify and hold harmless the Members, to the fullest extent permitted under the Act, from and against any and all liability, loss, expense or damage (including reasonable attorneys’ fees (including appeals) and disbursements) incurred or sustained by such Member(s) in the course of the conduct of the business of the Company and arising out of any act or omission to act occurring in good faith and within the scope of the authority, if any, conferred by this Agreement upon such Member(s).

BUSINESS OF THE COMPANY

Purpose.  The Company shall exploit the patents and other proprietary information owned by it.

Manufacture.  The Company shall cause to be manufactured products under its patents and other proprietary rights.  Kinpak, Inc., a wholly-owned subsidiary of OBCI, shall be the sole and exclusive manufacturer under the Company’s patents and proprietary information.

Purchasers.  The Company shall private label its products for BBL and the Starbrite, Inc. (“Starbrite”) subsidiary of OBCI.  There shall no restriction on marketing such products on either BBL or Starbrite.  Manufacture and sale for any other person, firm or entity shall require the unanimous approval of the Members.

Royalty from Starbrite to BBL.  Starbrite shall enter into an agreement with BBL to pay BBL a royalty on all Odorstar patented products purchased by Starbrite from the Company’s manufacturer. The royalty calculation shall be based on each pouch purchased from the manufacturer. The percentage shall be determined between OCBI and BBL based on price points for various markets in order to be competitive.  Said percentage shall not exceed 10% of net purchase price from manufacturer.  Term of agreement shall coincide with term of patent.

Avantec Royalty.  Company shall assume and pay to Avantec twenty cents ($.20) for each package of product sold by it in accordance with the Royalty Agreement between Avantec and BBL which it shall assume with the consent of Avantec after assignment by BBL.

Payments to Odorstar by Members. Members shall pay $.05 per packet purchased to Odorstar monthly for operation expenses. The amount, from time to time, shall be increased or decreased as situations arise.  It is understood and agreed that OBCI may from time to time provide administrative services in support of Odorstar.  Odorstar shall reimburse OBCI for all incremental costs incurred as a result of this support.

Each Member shall also pay an additional twenty cents ($.20) for each package of product purchased by it from Odorstar as the Avantec royalty.

MEETINGS OF MEMBERS

Meetings.  A general meeting of the Members of the Company may be held each year on such date and at such time as the Members may designate for the transaction of such business as may properly come before the Members at such meeting.  In addition, special meetings of the Members of the Company shall be held if called by either Member or if any Member delivers to the Members one or more written demands for the special meeting describing the purpose or purposes for which it is to be held.  Such general or special meetings shall be held at the principal office of the Company or at such other such place as determined by the Members.  If a Member cannot be physically present at a general or special meeting, that Member may participate in such meeting by telephone so long as all participating Members can hear and speak to each other.

Notice of Meeting.  Written notice stating the place, day and hour of the meeting, indicating that it is being issued by or at the direction of the person or persons calling the meeting, and stating the purpose or purposes for which the meeting is called shall be delivered to each Member at least five (5) business days prior to the meeting.  Notices may be delivered either personally, or by telephone (provided that the notice is communicated directly to the individual members/owners/principals of a Member), facsimile or other form of electronic communication, or by mail or courier service.  Written notice is effective on the earlier of receipt or three (3) business days after deposit in the United States mail, addressed to the Member at the Member’s address as it appears on the records of the Company, with postage thereon prepaid.

Waiver of Notice.  A Member may waive any notice required hereunder either before or after the date and time stated in the notice.  The waiver must be in writing signed by the Member(s) entitled to such notice, and delivered to the other Member(s).  Neither the business to be transacted at, nor the purpose of, any general or special meeting of the Members need be specified in any written waiver of notice.  Attendance of a Member at any meeting of Members shall constitute a waiver of notice of such meeting, except if at the beginning of the meeting, the Member objects to the transaction of any business.  Attendance shall also constitute a waiver of objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.

Quorum; Voting.  All Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members.  If a quorum is present, the affirmative vote or written consent of All Members as to each matter to come before the Members shall be the act of the Members, unless the vote of a lesser proportion or number is otherwise specifically required by this Agreement, the Certificate or by the Act.  Each Member shall be entitled to vote in proportion to his Member Interests.

Proxies.  A Member or its attorney-in-fact, or any other person entitled to vote on behalf of a Member, may vote the Member’s Member Interest in person or by proxy.  A Member may appoint a proxy to vote or otherwise act for such Member by signing an appointment form, either personally or by its attorney-in-fact.  A telegram or cablegram appearing to have been transmitted by such person, or a photographic, photostatic, facsimile or equivalent reproduction of an appointment form is a sufficient appointment form.  An appointment of a proxy is revocable by the Member unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.

Action by Members Without a Meeting.  Any action required or permitted to be taken by the Members at a meeting of said Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by Members who, in the aggregate, hold All Member Interests.

TRANSFERABILITY OF MEMBER INTERESTS;

WITHDRAWAL OF MEMBER; ADMISSION OF NEW MEMBERS

General Rule.

(1)           Except as otherwise set forth in this Agreement, Member Interests (including but not limited to, all economic rights associated therewith) may not be directly or indirectly transferred, sold, assigned, pledged or otherwise hypothecated, encumbered or disposed of, either voluntarily or involuntarily, by operation of law or otherwise (collectively referred to as a “Transfer”), without the prior unanimous written consent of the Members.  The sale, transfer or issuance of stock or equity interests in a Member or the merger, consolidation or other transaction of a Member with or to any person or entity resulting in a change of Control shall be deemed to be a “Transfer” for purposes of this Agreement.

If the Members do not unanimously approve of the proposed Transfer of said Member Interests or of the Control of the Member, at the option of the remaining Member, either:  (a) the Transfer shall be null and void and need not be recognized by the remaining Members if the attempted Transfer involved a voluntary action by the other Member o avoid or circumvent the restrictions on Transfer in this Article IX; or (b) the Member that attempted the Transfer and the transferee of said Member Interests or equity interests shall have no right to participate (or to continue to participate) in the management of the business and affairs of the Company or (in the case of the transferee) to become a Member thereof (or exercise any rights or powers of a Member) and, absent such unanimous written consent, the Member that attempted the Transfer or the transferee shall be entitled to receive only the share of Profits (or Losses) or other compensation by way of income and the return of contributions or the payment of other Distributions to which the transferor Member otherwise would be entitled.

Deemed Offer to Sell Member Interest.  Any proposed Transfer of any part of a Member’s Interest shall be deemed to be an Offer by the proposed transferor to sell that Member’s entire Member Interest in the Company and the provisions of Section 9.2 shall be applied accordingly, subject to the provisions of Paragraph 9.3 hereof.

Bona Fide Offer to Purchase Member Interests.

Bona Fide Offer; Notice.  If any Member (“Selling Member”) receives a bona fide written offer (“Offer”) from any independent party who is not an Affiliate of the party to whom the Offer is made (“Offeror”) to purchase all or any portion of the Selling Member’s Member Interest (“Offered Member Interest”) which the Selling Member desires to accept (“Proposed Sale”), the Selling Member shall be obligated to give written notice of the Proposed Sale (“Notice of Proposed Sale”) and a copy of the Offer to the Company and to the other Member (“Other Members”) within ten (10) days of the Selling Member’s receipt of such Offer.

First Option to Company.  The Company shall have the first right and option to purchase all (but not less than all) of the Offered Member Interest (“First Option”) at the same price and on the same terms and conditions as set forth in the Offer.  This First Option shall be exercisable by the Company by written notice to the Selling Member and to the Other Members (“Notice of Company Exercise”) within thirty (30) days following the Company’s receipt of the Notice of Proposed Sale.  If the Company timely exercises this First Option, the Company shall have the greater of:  (i) sixty (60) days from the date of Notice of Company Exercise; or (ii) the time period specified in the Offer, to close on the purchase of the Offered Member Interest.  The Company’s exercise of the First Option shall require the affirmative vote of All Members (excluding the Member that owns the Offered Member Interest).

Second Option to Other Members.  If the Company fails to timely exercise the First Option described above (or if the Company fails to timely close on the purchase of the Offered Member Interest), the Other Members shall have the next right and option to purchase all (but not less than all) of the Offered Member Interest, based on the proportionate ownership of Member Interests of the Other Members so electing to purchase, at the same pro rata price and on the same terms and conditions as set forth in the Offer (“Second Option”).  This Second Option shall be exercisable by any or all of the Other Members by written notice to the Selling Member and to the Other Members (“Notice of Other Member Exercise”) within ninety (90) days following the Other Members’ receipt of the Notice of Proposed Sale (“Second Option Period”).  If any or all of the Other Members timely exercise this Second Option, they shall have the greater of: (i) thirty (30) days from the date of Notice of Other Member Exercise; or (ii) the time period specified in the Offer, to close on the purchase of the Offered Member Interest.

Tag Along; Right to Require Purchase of Member Interests.  If neither the Company nor the Other Members elect to purchase all of the Offered Member Interest, each of the Other Members shall have the right, by giving written notice to the Offeror and to the Selling Member prior to the end of the Second Option Period, to require that the Offeror purchase all (but not less than all) of the Member Interests then-owned by the Other Member(s), at the same pro rata price and on the same terms and conditions as set forth in the Notice of Proposed Sale.

Sale of Offered Member Interest.  If neither the Company nor the Other Member elect to purchase all of the Offered Member Interest, the Selling Member shall be allowed to sell the Offered Member Interest but only to the Offeror and only at the same price and upon the same terms and conditions as set forth in the Offer; provided, that: (i) such sale is completed within three (3) months from the expiration of the Second Option Period; (ii) the Offeror executes a counterpart of this Agreement evidencing the Offeror’s agreement to be bound by all terms and conditions of this Agreement; and (iii) if the appropriate notice is given, the Offeror purchases from the Other Members all Member Interests required to be purchased pursuant to Section 9.2(d), above.  Notwithstanding the full and complete satisfaction of the conditions set forth in the immediately preceding sentence, the Offeror shall not be granted management or voting rights in the Company without the prior written consent of all of the Members, and, in that regard, the provisions of Section 9.1(a)(ii)(B) shall apply.

Permitted Transferee.  Notwithstanding anything herein to the contrary, each Member may at any time transfer all or any portion of that Member’s Member Interests to another Member.  Members shall not require consent of the other Members, but such other Members shall be entitled to receive Notice thereof.

In the event of a deemed offer by a Member to sell its Member Interest pursuant to any of the provisions of this Article IX where the sales price and terms of sale have not been established through the offer of an independent third party to purchase such Member Interest, then the following shall apply:

The sales price for the Member Interest to be purchased from the applicable Member shall be its fair market value as of the date of the deemed offer, as such value is determined as hereinafter provided by either one appraiser agreed upon by both Members or if within fifteen (15) days they cannot agree upon one appraiser, then by three appraisers.  Each appraiser must have experience in valuing the type of business conducted by the Company.  The appraisers shall establish a fair market value for the Company, which shall then be multiplied by the percentage represented by the Member Interest to arrive at its fair market value.  If the Members cannot agree upon one appraiser as aforesaid to establish the fair market value for the Company, then each Member shall choose one appraiser and such two appraisers together shall choose a third appraiser; the appraised value shall be an average of the determinations of the two appraisers whose determinations are the closest to each other, with the determination of the third appraiser to be disregarded.  If only one appraiser is used, the cost of such appraiser shall be borne equally by the parties.  If three appraisers are used, each Member shall bear the cost of the appraiser each has selected, and the cost of the third appraiser shall be borne equally by the parties.  In establishing the fair market value of the Company, the appraiser shall be required to perform an appraisal of the real property as improved that is owned by the Company.  In conducting such appraisal of the real property, all of the property and improvements owned and/or paid for by the tenant of the real property shall be excluded from the fair market value determination.

The valuation determined as aforesaid shall be deemed to include the full value of the Company, all assets thereof, both tangible and intangible, and all liabilities thereof, including loans, mortgages or other encumbrances of any kind whatsoever, if any, upon the assets of the Company.  Such valuation shall be final and binding upon the parties, except for fraud or to the extent of arithmetic error.

Anything herein to the contrary notwithstanding, all periods for the Company or a Member to exercise an option to purchase the Member Interest from a Member shall be tolled until the sales price for the applicable Member Interest has been determined pursuant to Section 9.4(a) hereof.

Payment of the sales price shall be made as follows:

The purchaser(s) of the Member Interest shall pay to the selling Member on the closing date, twenty (20%) per cent of the sales price by cash, certified, bank or attorneys’ trust account check.

The balance of the sales price, together with interest thereon to be fixed on the closing date at the lowest rate which will avoid the imputing of interest thereon under the Internal Revenue Code of 1986, as amended, shall be payable in sixty (36) consecutive monthly installments of principal and interest, which installments shall be as nearly equal as possible, commencing on the one month anniversary of the closing date and continuing on the same day of each month thereafter until the fifth annual anniversary of the closing date, at which time all outstanding principal and interest shall be due and payable.

On the closing date, the purchaser(s) of the Member Interest shall execute one or more promissory notes (the Buyout Note(s)”) evidencing any payment obligations they may have under this Section 9.4.  The Buyout Note(s) shall contain customary default and acceleration provisions.

As security for the payment of the Buyout Note(s), the purchaser(s) shall execute and deliver all documents necessary to pledge and collaterally assign the Member Interest so purchased by it; the purchaser(s), however, reserving all other rights in such Member Interest, including the right to vote thereon and receive distributions (other than liquidating distributions).

At the closing of such sale, the following additional matters shall take place:

All loans by the Company to the selling Member and all loans to the Company by the selling Member shall be repaid, regardless of the due dates thereof.

The other Member shall deliver a Hold Harmless and Indemnification Agreement to the Selling Member with respect to all future payments due under any and all Company obligations which Selling Member guaranteed.

The closing of the purchase and sale of the Member Interest shall take place within thirty (30) days after the option to Purchase the Member Interest is exercised.

Substituted Members.  Except as expressly provided in this Article IX, no transferee or other assignee of all or any portion of a Member Interest shall have the right to become a substituted Member in place of his transferor or assignor, unless: (i) the prior written consent of all of the Members to such substitution shall have been obtained; and (ii) the transferee or assignee shall have executed a counterpart of this Agreement, as may be amended from time-to-time, evidencing such transferee’s or assignee’s agreement to be bound by the terms and conditions herein.

Withdrawal of Member.  A Member shall not withdraw from the Company prior to its dissolution, except by a Transfer of his or her Member Interest in accordance with Article IX hereof.

Admission of New Members.  Except as expressly provided in this Article IX, no Person shall be admitted to the Company as a new Member, unless (i) the prior written consent of all of the Members to such admission shall have been obtained; and (ii) the Person shall have executed a counterpart of this Agreement evidencing the intention and agreement of the new Member to be bound by the terms and conditions herein.  The applicable terms and conditions of such admission, including, without limitation, the consideration payable by the new Member and the Member Interests to be acquired by the new Member, shall be determined by the unanimous written consent and approval of the Members.

DISSOLUTION AND LIQUIDATION

Events of Dissolution.  The Company shall be dissolved and liquidated in the manner provided in this Agreement upon the occurrence of any of the following events (referred to herein as “Events of Dissolution”):

The written agreement of all of the Members to dissolve the Company;

Any other event causing a dissolution of the Company under the Act, except as otherwise provided herein.

Procedure for Liquidation of Company.

Following the occurrence of an Event of Dissolution, the Company’s activities shall be strictly limited to winding up its affairs by selling its assets in an orderly manner (so as to avoid the loss normally associated with forced sales), and applying the proceeds of such sale, together with other funds held by the Company, according to the following order of priority:

First, to the payment of debts and liabilities of the Company other than to Members, to the expenses of liquidation, and to the setting up of such reserves as may be deemed reasonably necessary by All Members for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company or its liquidation.  Such reserves shall be placed in a separate account and applied from time-to-time to the payment of any such contingent or unforeseen liabilities and, at the expiration of six (6) months following the dissolution of the Company or at such other time as may be determined by All Members any remaining reserve amounts shall be distributed in the manner provided for in subparagraphs (ii) through (iv), below;

Next, to the repayment of any other unpaid debts and liabilities of the Company owed to the Members, together with applicable interest and any other expenses in connection therewith;

Next, to the Members in proportion to their positive Capital Account balances (as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which such liquidation occurs) until such Capital Account balances have been reduced to zero; and

The balance, if any, shall be distributed to the Members, pro rata, in accordance with their respective Member Interests.

All income, gain and loss recognized by the Company after the date of an Event of Dissolution shall continue to be allocated among the Members according to the provisions of Article IV hereof.

The Members shall have exclusive authority and responsibility for liquidating the Company in the manner provided for herein; provided, however, that if there is no remaining Members, the last Member(s) shall appoint a liquidator (who may but need not be a Member) who shall be vested with the same authority and responsibility to liquidate the Company as would have been held by the Members.

Filing of Certificate of Dissolution.  Upon the occurrence of an Event of Dissolution, the Members shall file Certificate of Dissolution with the Secretary of State of the State of Florida.  If there are no remaining Members, such Certificate of Dissolution shall be filed by the last Person to be a Member or by the liquidator.

Date of Termination.  The Company shall be terminated when all liquidation proceeds have been applied in the manner prescribed herein above and all known Company liabilities have been satisfied; provided, that the establishment of a reserve for contingent or unknown claims shall not continue the term of the Company if such reserve is placed in escrow for a reasonable time and provision is made for disbursement of the remaining balance thereof at the end of such time in the manner provided in Section 10.2(a)(i), above.

Final Statement.  A final statement of the accounts of the Company as of the date of termination shall be prepared by its accountants as promptly as possible following the dissolution and liquidation of the Company, and a copy shall be furnished to each Member.  Such statement shall set forth the actual or contemplated application and distribution of the Company assets pursuant to the provisions of this Article X.

Distributions in Kind.  If any assets of the Company are distributed in kind to the Members, those assets shall be valued on the basis of their fair market value, and any Member entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Members so entitled.  The fair market value of the assets shall be determined by an independent appraiser who shall be selected by All Members or mutual agreement by the Members as to value.  The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profits or Losses shall be allocated as provided in Article IV of this Agreement and shall be properly credited or charged to the Capital Accounts of the Members prior to the distribution of the assets in liquidation pursuant to Article X of this Agreement.

No Obligation to Restore Deficit Capital Account.  No Member shall be obligated to restore a deficit Capital Account and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

BOOKS/RECORDS; ACCOUNTING AND TAX MATTERS

Bank Accounts.  All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name.  The Members shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts.  The Persons who will have authority with respect to the accounts and the funds therein are as provided in Section 6.5 hereof.   No fidelity bond shall be required as to any of the authorized signatories unless the Members determine that a fidelity bond is required for the Manager.

Books and Records.  The books and records of the Company shall be maintained at the principal office of the Company.  Each Member has the right, upon reasonable request and during normal business hours, to inspect such records.

Annual Accounting Period; Taxable Year.  The annual accounting period of the Company shall be its taxable year, or such other accounting period as determined by the Managing Members.  The Company’s taxable year shall be determined by the Managing Member, subject to the requirements and limitations of the Code.

Financial Information.  The Manager shall prepare a balance sheet and a statement of cash receipts and cash disbursements for the Company on a quarterly basis and shall cause such monthly financial reports to be provided to each of the Members no later than fifteen (15) days after the end of each calendar quarter.  The annual financial statements of the Company shall be audited by the auditor for OBCI.

Tax Information.  Within ninety (90) days after the end of each taxable year of the Company, the Manager shall cause to be sent to each Person who was a Member at any time during the taxable year then ended such information concerning the Company as is necessary to complete the Member’s income tax returns for that year.

Tax Matters Partner.  OBCI shall serve as the “Tax Matters Partner,” within the meaning of Section 6231(a)(7) of the Code, to manage the administrative tax proceedings conducted at the Company level by the Internal Revenue Service with respect to Company matters, and shall have all the powers and duties expressly conferred on the Tax Matters Partner by the Code, as well as those powers and duties as are necessary and proper for the exercise of the Tax Matters Partner’s expressed powers and duties under the Code.  The Company shall pay and be responsible for all reasonable costs and expenses incurred by the Tax Matters Partner in connection with the performance of its duties as Tax Matters Partner hereunder.  Any Member (other than the Tax Matters Partner) who elects to participate in such proceedings shall be responsible for any expenses incurred by that Member in connection with such participation.  In addition, the cost of any adjustments to a Member’s tax return shall be borne solely by the affected Member.  Each of the Members agree to indemnify and hold Tax Matters Partner harmless from all loss including reasonable attorney fees incurred by Tax Matters Partner in acting on behalf of the Company as Tax Matters Partner.

Accounting Elections.  The Company shall use the accrual method of accounting, or such other method of accounting selected by the Manager and approved in writing by All Members, subject to compliance with federal income tax laws.  All elections required or permitted to be made by the Company under the Code shall be made by the Manager, subject to the prior written approval and consent of All Members.

Adjustment of Tax Basis.  The Company shall in all appropriate cases, as determined by the Manager and subject to the prior written approval and consent of All Members, elect pursuant to Section 754 of the Code to adjust the basis of the Company property as allowed by Code Section 734(b) and 743(b).  These elections will be filed as and when required by the Code.

Reserves.  The Company shall maintain reserves for working capital and/or contingencies in such amounts as the Members deem necessary or appropriate.

NOTICES

All notices, demands, requests, offers or responses permitted or required to be given under this Agreement shall be in writing and shall be deemed given when: (i) personally delivered; or (ii) if sent by U.S. Certified Mail, Return Receipt Requested, postage prepaid, and addressed to the Members at their address as shown on the records of the Company and to the Company at its registered address, with the date of delivery to be evidenced by the date on the Return Receipt.  Any Member may change the address to which notices shall be sent by written notice of such new or changed address given to the Company.

DISPUTES AND ARBITRATION

Any controversy arising under, out of, in connection with, or relating to, this Agreement, and any amendment thereof, or in connection with the dissolution of the Company, or resolution of any deadlock by the Members, shall be determined and settled by binding and final arbitration in Broward County, Florida, and in accordance with the Rules of the Commercial Division of the American Arbitration Association then in effect.  Any arbitration decision shall be final and conclusive upon the parties, and a judgment thereon may be entered in any court of competent subject matter jurisdiction in Florida, and each party specifically consents and waives all objections to such jurisdiction and venue.  In any arbitration proceeding, the parties shall have such rights as the arbitrators determine to interview witnesses and examine documents relating to the dispute.

Notwithstanding the immediately preceding paragraph, the arbitration panel shall consist of at least three (3) arbitrators who shall apply the law of the State of Florida.  The costs of any such arbitration proceeding (including reasonable attorneys’ fees) shall be awarded in favor of the party substantially prevailing and against the party not so prevailing, provided, however, in the event there should be any ambiguity as to the substantially prevailing party hereto, the arbitrators, in their sole discretion, shall award any such cost of arbitration equitably between the parties taking into consideration the cause and nature of the dispute.

Notwithstanding any provision in this Agreement to the contrary, any party may institute proceedings for temporary or permanent injunctive relief or as otherwise necessary to maintain the status quo or to specifically enforce performance of this Agreement, in a court within Broward County in the State of Florida, prior to the commencement of arbitration or pending review by or enforcement of the arbitrator’s decree.

MISCELLANEOUS

Title to Company Property.  All real and personal property (including patents, trademarks, copyrights and other intangible assets and intellectual property) acquired by the Company shall be acquired and held by the Company in its name.

Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as of such invalid or unenforceable provisions were omitted.

Further Assurances.  The parties hereto agree that they will execute and deliver such further instruments and documents as may be required or appropriate to carry out the intent and purpose of this Agreement; provided, however, that no such documents or instruments shall change the substantive provisions or requirements of this Agreement without the consent of each party hereto.

Captions.  Any titles or captions of Certificate or paragraphs contained in this Agreement are for convenience only and shall not be deemed part of the context of this Agreement.

Binding Effect.  Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and all persons hereafter having or holding an interest in this Company, whether as assignees, substituted Members or otherwise.  This Agreement shall also be binding upon any transferee who has received any Member Interest in accordance with the provisions of this Agreement and the heirs, legal representatives, successors and assigns of that transferee.  This Agreement shall further be binding upon any person or entity to whom any Member Interest is transferred in violation of the provisions of this Agreement and the heirs, legal representatives, successors and assigns of that transferee.

Amendment.  This Agreement may not be amended except by a written instrument executed by all of the Members.

Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter addressed herein, and all prior understandings and agreements, whether written or oral, between and among the parties hereto relating to the subject matter of this Agreement are merged in this Agreement.  Each party specifically acknowledges, represents and warrants that they have not been induced to sign this agreement by any belief that the other will waive or modify the provisions of this Agreement in the future.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.  Each party consents to the exclusive venue and jurisdiction of the courts or the Federal District Court or the Circuit Court of the State of Florida located in Broward County in the State of Florida.

Counterparts.  This Agreement may be signed and executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

No Waiver of Breach.  The waiver or inaction by the Company or any party to this Agreement or a breach of any condition of this Agreement by any Member shall not be construed as a waiver of any subsequent breach by the Member or such party, nor shall it constitute a waiver of the Company’s rights, actual or inherent.  The failure of the Company or any party in any instance to insist upon a strict performance of the terms of this Agreement or to exercise any option herein shall not be construed as a waiver or a relinquishment in the future of such term or option, but that the same shall continue in full force and effect.

No Presumption.  The fact that the first (or later) draft of this Agreement was prepared by counsel for either party shall create no presumptions and specifically shall not cause any ambiguities to be construed against the other party.

Plural and Gender.  Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

Specific Performance.  In addition to any other remedies available in law or equity, the parties hereto shall have the right to enforce this Agreement through specific performance of these provisions as contemplated herein.

Survival.  All representations, warranties and other relevant provisions hereof without limitation shall survive the termination of this Agreement, and the liquidation or dissolution of the Company, and shall thereby continue in full force and effect at all times hereafter.

No Third Party Rights.  None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.

Rights and Remedies Cumulative.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right not to use any or all other remedies.  Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Offset.  Once a Court of competent jurisdiction or an arbitration panel makes a decision on the matter, the Company shall have the right to set-off (reduce), on a dollar-for-dollar basis, against any and all distributions or other payments due to a Member hereunder for any damages, liabilities or costs incurred by the Company or any other Member as a result of that Member’s breach of any provisions or covenants herein, in addition to any other remedies that may be available to the Company at law or in equity.

Taxes Withheld or Paid on Behalf of Member.  The Manager is hereby authorized (but not obligated) to withhold from distributions to a Member and to pay over to the appropriate federal, state, local or foreign government any amounts required to be withheld from or paid by such Member pursuant to the Code or any other federal, state, local or foreign law.  All amounts withheld from distributions by the Manager pursuant to this Section 14.18 shall be treated as amounts distributed to such Member for all purposes under this Agreement.  To the extent that amounts paid by the Company to any taxing authority on behalf of a Member have not been withheld from distributions to the affected Member, such amounts shall be treated as loans by the Company to such Member, bearing interest at the rate of twelve(12%) percent per annum and payable upon demand.

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

OCEAN BIO CHEM, INC. By: _______________________________ As: President	BBL DISTRIBUTORS, LLC By: ______________________________ As: Member

EXHIBIT A
TO
OPERATING AGREEMENT
OF
ODORSTAR TECHNOLOGY, LLC
A Florida Limited Liability Company

	Member	InitialCapital
Members	Interests	Contributions

OBCI	50%	$371,497.09

BBL Distributors, Inc.	50%	$371,497.09

Assignment of Patents and Patent Applications:

(i)           U.S. Patent No. 6,764,661, issued July 20, 2004;
(ii)          U.S. Application No. 12/067,451, filed Feb. 12, 2009;
(iii)         Canadian Application No. 2,415,254, filed June 26, 2001;
(iv)         European Patent No. EP 01 948 767.7-2113.

Transfer of the EPA Registrations:

(i)           72874-2 TowerGuard;
(ii)          72874-6 NosGuard SG.

Assignment (and Assumption) of Royalty Agreement between BBL Distributors, LLC., Avantec Technologies, Inc., Harmony Gold Corp. and Odorstar Technology, LLC

Assets:
(i)            CCS Sealer Type CC-8201;
(ii)           Therm-O- Seal Model 140B-SCAB;
(iii)          AMS Powder Filler Model A-1001148;
(iv)          AMS Powder Filler Model A-1001149;
(v)           Powder Filling Tooling.

EXHIBIT B
TO
OPERATING AGREEMENT
OF
ODORSTAR TECHNOLOGY, LLC
A Florida Limited Liability Company

BUSINESS DESCRIPTION

The purpose of the Company is:  (a) to own and operate a business holding patents for the manufacture, packaging and sale of unique anti-mold, anti-bacterial products; (b) to exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein; and (c) to engage in any other lawful business activities allowed under the Act, as may be deemed by all Members to be in the best interests of the Company.